Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
News Release

Pebblebrook Hotel Trust and Denihan Hospitality Group Complete $410.0 Million,
3.67 Percent, Secured Debt Financing

Bethesda, MD, December 28, 2012 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that the joint venture between Pebblebrook Hotel Trust and Denihan Hospitality Group, which owns six upper upscale hotels (the “Manhattan Collection”) in New York, New York, has successfully executed a new $410.0 million interest-only, non-recourse, secured loan at a fixed annual interest rate of 3.67 percent. The loan has a term of five years and is secured by a first mortgage on the Affinia Manhattan, Affinia Shelburne, Affinia 50, Affinia Gardens and The Benjamin, comprising a total of 1,491 guest rooms. Proceeds from the loan will be used to fully pay off the existing mortgage on the Manhattan Collection and for general business purposes.

“We are thrilled with the completion of this debt financing and our ability to access the debt markets at historically attractive terms,” said Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “Our new debt financing has more favorable terms, a comparable interest rate and significantly lower risk than the previous outstanding loan. As a result of this financing, Pebblebrook has no debt maturities until 2016 and we continue to have 12 hotels unencumbered by debt, representing nearly $1.0 billion of invested assets.”

In addition to the successful refinancing of the Manhattan Collection debt, Pebblebrook has provided $50 million of preferred capital to the joint venture between Pebblebrook Hotel Trust (49 percent interest) and Denihan Hospitality Group (51 percent interest). This preferred capital has a five and a half year term, an annual coupon rate of 9.75 percent and is prepayable at any time by the joint venture.

Following the application of proceeds from the Manhattan Collection, the Company has $466.4 million in consolidated debt and $200.9 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.09 percent and 3.67 percent, respectively. The Company has no outstanding balance on its $200.0 million senior unsecured credit facility. The unconsolidated debt amount represents the Company's 49 percent pro rata interest in the Manhattan Collection.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 25 hotels, including 19 wholly owned hotels with a total of 4,615 guest rooms and a 49% joint venture interest in six hotels with a total of 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including 16 markets: Los Angeles, California; San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit www.pebblebrookhotels.com.

About Denihan Hospitality Group

Denihan Hospitality Group is a privately-held, full-service hotel management and development company that owns and/or operates 15 boutique hotels in major urban markets in the U.S. Over the past 50 years, the Denihan family has built a world-class lodging investment platform within the boutique hotel space, creating value by acquiring, repositioning and managing independent hotels.

More details can be found at www.denihan.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, including with regard to the anticipated use of proceeds. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. No assurance can be given that the net proceeds of the offering will be used as indicated. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

For further information about the Company's business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.pebblebrookhotels.com.

All information in this release is as of December 28, 2012. Except as required by law, the Company undertakes no duty to update the statements in this release to conform the forward-looking statements to actual results or changes in the Company's expectations.

###

Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com